Exhibit 10.1
MICHAEL BAKER CORPORATION
INCENTIVE COMPENSATION PLAN
     Section 1. Purpose. The purpose of the Michael Baker Corporation Incentive Compensation Plan (the “Plan”) is to provide for an incentive payment opportunity to employees of Michael Baker Corporation (the “Company”) and its subsidiaries, which may be earned upon the achievement of established financial performance goals. By providing a payment based upon profitability, the Company will establish rewards based on the overall performance of the Company and the individual contribution of each employee.
     Section 2. Effective Date. The effective date of this Plan is January 1, 2009. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally amended or terminated in writing by the Company’s Board of Directors (the “Board”).
     Section 3. Administration of the Plan.
          Section 3.01. Committee. Full power and authority to administer, construe and interpret the Plan, and any incentive program described within the Plan (any “Incentive Program”) shall be vested in the Compensation Committee of the Board (the “Committee”). The Committee may delegate to any agent as it deems appropriate to assist it with the administration of the Plan. Any determination, action or records of the Committee shall be final, conclusive and binding on all Plan Participants, as defined in Section 3.04 of the Plan, and their beneficiaries, heirs, personal representatives, executors and administrators, and upon the Company and all other persons having or claiming to have any right or interest in or under the Plan.
          Section 3.02. Rules and Regulations. The Committee may, from time to time, establish rules, forms and procedures of general application for the administration of the Plan and each Incentive Program. The Committee shall determine the Targets and Awards, as defined in Sections 5.01 and 5.02 of the Plan, designate the employees who are to participate in the Plan and determine the Group to which a Participant is assigned, as defined in Section 4.02 of the Plan.
          Section 3.03. Quorum. A majority of the members of the Committee shall constitute a quorum for purposes of transacting business relating to the Plan. The acts of a majority of the members present (in person, or by conference telephone) at any meeting of the Committee at which there is a quorum, or acts reduced to and approved unanimously in writing by all of the Committee members, shall be valid acts of the Committee.
          Section 3.04. Notice of Participation. Each employee who is designated to participate shall receive notice informing the employee of the Plan, which notice may also specify the group in which the employee is designated to participate. Designation of participation does not guarantee a participant (a “Participant”) that an Incentive Award will be earned, or that such Participant will continue to participate in the same group for the current Plan Year (based upon the achievement of Group qualification metrics) or for future Plan Years.
     Section 4. Eligibility, Groups and Incentive Programs.
          Section 4.01. Eligibility. Any employee of the Company or any wholly-owned subsidiary of the Company shall be eligible to participate in the Plan upon written designation by the Committee as provided in Section 3.04, excluding employees who are covered under a foreign government regulated bonus plan.

          Section 4.02. Designation of Groups. Any employee who is designated by the Committee as a Participant for a Plan Year may be assigned as a member of one of the following Groups:
Group 1.	Participants in Group 1 may include the Company’s executive officers, including Divisional, Department or Office Managers.

Group 2.	Participants in Group 2 may include Project Managers.

Group 3.	Participants in Group 3 may include any employee who is designated as a Participant in the Plan and who is not otherwise assigned as a member of Group 1 or 2.
          Section 4.03. Incentive Programs. The following Incentive Programs may be administered under the Plan:
•	The Corporate Incentive Program;

•	The Engineering Incentive Program;

•	The Project Manager Incentive Program; and

•	The Discretionary Incentive Program.
All Group 1 Participants are eligible to participate in the Corporate Incentive Program or the Engineering Incentive Program, if offered; provided that if such program(s) are not offered Group 1 Participants shall be eligible to participate in the Discretionary Incentive Program, if offered. All Group 2 Participants are eligible to participate in the Project Manager Incentive Plan, if offered; provided that if such program is not offered Group 2 Participants shall be eligible to participate in the Discretionary Incentive Program, if offered. All Group 3 Participants are eligible to participate in the Discretionary Incentive Program, if offered. Notwithstanding the foregoing, the Committee may elect to offer the discretionary bonus program as provided in Section 5.06 hereof, in lieu of any or all of such Incentive Programs.
          Section 4.04. Termination of Employment.
               (a) Except as provided in Section 4.05 of the Plan, a Participant whose employment with the Company and all subsidiaries is terminated, either voluntarily, by mutual agreement or by involuntary termination for cause following the end of a Plan Year but prior to the payment of an Incentive Award for such Plan Year will forfeit all right to such unpaid Incentive Awards, except as otherwise determined by the Committee or its delegate; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause following the end of a Plan Year shall not forfeit all right to such unpaid Incentive Awards.
               (b) Except as provided in Section 4.05 of the Plan, a Participant whose employment with the Company and all subsidiaries is terminated voluntarily, by mutual agreement or involuntarily for cause at any time during a Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs. A Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause on or before June 30 of any Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause after June 30 of a Plan Year shall be entitled to a pro-rated Incentive Award for the period of employment, subject to the other terms and conditions of the Plan and the achievement of the applicable Performance Goals.
               (c) All incentive awards that are forfeited as provided in Section 4.04 (a) and (b) above may be allocated to or among remaining plan participants within the discretion of the Committee.
          Section 4.05. Death, Disability or Retirement. If, during a Plan Year, a Participant dies or becomes disabled, within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, or retires after attainment of at least age 55 and with at least 10 years of service with the Company and/or its subsidiaries, the Committee may, in its discretion or under such rules as it may prescribe, make a partial or full Incentive Award to the Participant for the Plan Year provided that the applicable Performance Goals were achieved.
          Section 4.06. New Participants. New employees of the Company or any wholly-owned subsidiary of the Company hired after June 30 of a Plan Year and designated for participation will become Group 3 Participants during such Plan Year. New employees hired on or before June 30 and designated for participation may participate (on a pro-rated basis) in any Group during such Plan Year based upon achievement of Group qualification metrics.
     Section 5. Incentive Targets, Incentive Awards and Performance Goals. Incentive payment targets and performance goals may be established, as provided in this Section 5, for any program other than the Discretionary Incentive Program or discretionary bonus program and, may, to the extent determined by the Committee, be applicable to such discretionary programs.
          Section 5.01. Incentive Targets. Each Participant under the Plan may be assigned an incentive payment target (an “Incentive Target”) that shall be determined based on market competitive levels, and which may be expressed as a percentage of the Participant’s base salary or other basis, as related to the level of achievement attained. Incentive Targets shall be determined within 30 days after the commencement of each Plan Year and approved by the Committee. The Incentive Targets for the current Plan Year are attached hereto as Attachment A.
          Section 5.02. Incentive Awards. No incentive award payment (“Incentive Award”) may exceed the Participant’s Incentive Target. Payment of any Incentive Award under the Plan shall be contingent upon (i) the achievement of the Main Company Performance Goals (measured at target), as defined in Section 5.03(a) of the Plan, for the Plan Year, (ii) the achievement of the applicable Participant Performance Goals, as defined in Section 5.03 of the Plan, for the particular Incentive Program in which the Participant is a member for the Plan Year, (iii) the Participant’s receiving an overall “Meets Expectations” rating on the values/work standards portion of his or her Company performance review form for the Plan Year and (iv) the determination of the amount payable under Section 5.05 of the Plan.
          Section 5.03. Performance Goals.
               (a) Company Performance Goals. Within 30 days after the commencement of a Plan Year, the Committee shall establish specific performance goals for the Company (“Company Performance Goals”), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: earnings per share, earnings per share growth rates, return on total capital, stock price, revenues, costs, net income, operating income, income before taxes, operating margin, cash flow, market share, return on equity, return on assets and total shareholder return. The Committee shall designate one or more of such Performance Goals as the main Company Performance Goals (the “Main Company Performance Goals”) and the

weighting among the various Performance Goals established. The Company Performance Goals are attached hereto as Attachment B. In order for any Incentive Awards to be paid to Participants in any Incentive Program with respect to a Plan Year, the Main Company Performance Goals established by the Committee for such Plan Year (measured at target) must be achieved.
               (b) Divisional Performance Goals. Within 30 days after the commencement of a Plan Year, the Committee may establish specific performance goals for the Company’s divisions or business units (“Divisional Performance Goals”), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: revenues, costs, net income, operating income, income before taxes, operating margin, cash flow, market share, return on equity or return on assets. The Divisional Performance Goals are attached hereto as Attachment C.
               (c) Participants’ Performance Goals. Within 90 days after the commencement of the Plan Year, the Committee may establish performance goals for the Participants in each of the Incentive Programs (“Participant Performance Goals”) as follows:
(i)	Corporate Incentive Program. The Participant Performance Goals for all Participants in the Corporate Incentive Program shall be the Company Performance Goals and, in the case of Group 1 Participants who are Divisional Managers, Divisional Performance Goals, weighted per Attachment F.

(ii)	Engineering Incentive Program. The Participant Performance Goals for all Participants in the Engineering Incentive Program shall be the Engineering Performance Goals and, in the case of Group 1 Participants who are Engineering Managers, Engineering Performance Goals, weighted per Attachment F.

(iii)	Project Manager Incentive Program. The Participant Performance Goals for each Group 2 Participant in the Project Manager Incentive Program shall be (x) the Main Company Performance Goals and (y) the level of achievement of budgeted project profits measured for the Plan Year on those particular projects for which the Participant is primarily responsible, weighted per Attachment F.

(iv)	Discretionary Incentive Program. The Participant Performance Goals for the Participants in the Discretionary Incentive Program shall be (x) the Main Company Performance Goals and (y) other goals as established by the Committee in its discretion, weighted per Attachment F.
               (d) When the Participant Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Participant Performance Goals shall be calculated. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation, or may within their discretion adjust the performance goals.
          Section 5.04. Discretion. The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the

Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award.
          Section 5.05. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate, in its discretion, after considering the level of achievement of the Company Performance Goals, and the extent to which that achievement results in funding of incentive awards, the applicable Participant Performance Goals, the Participant’s Incentive Target for such level of achievement, and the other terms of the Plan.
          Section 5.06. Determination of Other Bonuses. The Committee may grant, from time to time in its sole discretion, a bonus to any Participant based on any criteria it determines. Such bonus, if specifically designated by the Committee as payable under this Plan, shall be subject to such provisions of the Plan as it shall specify.
     Section 6. Payment to Participants.
          Section 6.01. Timing of Payment. Any Incentive Award for a Plan Year shall be paid to the Participant, or in the case of death to the Participant’s beneficiary, within 2 1/2 months following the end of such Plan Year in which the right to payment is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, in the event such amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to the Participant who is a “specified employee” under section 409A of the Internal Revenue Code of 1986, as amended, until the first day following the six-month anniversary of the Participant’s termination.
          Section 6.02. Beneficiary Designation. The deemed beneficiary of a Participant for this Plan will be the beneficiary elected by the Participant under the Company’s Life Insurance Plan; provided that a Participant may elect a different beneficiary by filing a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before death but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Company, its subsidiaries and the Board from all further obligations with respect to that payment.
          Section 6.03. Tax Withholding. All Incentive Awards and bonuses shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.
     Section 7. Miscellaneous.
          Section 7.01. No Recourse. If the actual level of achievement of any Performance Goal taken into account for determination of an Incentive Award is found to be incorrect by the Company’s independent certified public accountants and was more than the correct amount, there shall be no recourse by the Company against any person or estate. However, the Company shall have the right to correct such error by reducing any subsequent payments yet to be made under the Plan for current and future Plan Years by the entire excess amount of any Incentive Awards paid over the correct amounts.
          Section 7.02. Merger or Consolidation. All obligations for amounts earned but not yet paid under the Plan shall survive any merger, consolidation or sale of all or substantially all of the Company’s or a subsidiary’s assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.
          Section 7.03. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.
          Section 7.04. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.
          Section 7.05. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or beneficiary hereunder, nor shall the Participant’s or beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.
          Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment between the Company or a subsidiary and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Company or a subsidiary, or as a limitation on the right of the Company or a subsidiary to discharge any of its employees with or without cause. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.
          Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, its subsidiaries, the Plan, the Committee and the Board.
          Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.
          Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any amendment or termination shall not affect any Incentive Awards earned but unpaid. No employee or Participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.
          Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Company or a subsidiary to make benefit payments in the future. The Company’s and the subsidiaries’ obligations under the Plan shall be unfunded and unsecured promises to pay. The Company and the subsidiaries shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Company or a subsidiary.